Exhibit 12.1

9275 W. Russell Road, Suite 240
Las Vegas, Nevada 89148
PH (702) 692-8026 | FX (702) 692-8075
fennemorelaw.com

July 17, 2024

Reticulate Micro, Inc.

3255 Bayside Lakes Boulevard

Suite 106

Palm Bay, Florida 32909

Re:	Reticulate Micro, Inc./Regulation A Offering Statement on Form 1-A

Ladies and Gentlemen:

We have acted as special Nevada counsel to Reticulate Micro, Inc., a Nevada corporation (the “Company”), in connection with the filing with the Securities and Exchange Commission (the “Commission”) of a Regulation A Offering Statement on Form 1-A (the “Offering Statement”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), for qualification for exemption from registration of up to (a) 2,857,142 units (the “Units”) with each Unit consisting of (i) one share (collectively, the “Shares”) of the Company’s Class A Common Stock, $0.001 par value per share (the “Class A Common Stock”) and one warrant (collectively the “Warrants”) to purchase a share of Class A Common Stock (collectively, the “Warrant Shares”) and (b) 142,857 warrants (the “Selling Agent Warrants”) for the purchase of up to 142,857 Units (the “Selling Agent Units”) with each Selling Agent Unit consisting of (i) one share (collectively, the “Selling Agent Shares”) of the Company’s Class A Common Stock and one warrant (collectively, the “Selling Agent Warrants”) to purchase a share of Class A Common Stock (collectively, the “Selling Agent Warrant Shares”). The Units, the Shares, the Warrants, the Warrant Shares, the Selling Agent Units, the Selling Agent Shares, the Selling Agent Warrants, and the Selling Agent Warrant Shares are collectively referred to herein as the “Securities.”

For purposes of these opinions, we have examined originals or copies, certified or otherwise identified to our satisfaction, of:

(a)	the Offering Statement;

(b)	a form of the Selling Agency Agreement (the “Selling Agency Agreement”) between the Company and Boustead Securities, LLC and Digital Offering, LLC, acting as the selling agents on behalf of the Company;

Reticulate Micro, Inc.

July 17, 2024

(c)	a form of Subscription Agreement to be executed and delivered by the purchasers of the Units;

(d)	a form of the Warrant;

(e)	a form of the Selling Agent Warrant;

(f)	the Articles of Incorporation of the Company as filed with the Secretary of State of Nevada on June 23, 2022, as amended by the Certificate of Amendment to Articles of Incorporation of the Company as filed with the Secretary of State of Nevada on August 5, 2022;

(g)	the Bylaws of the Company as adopted on November 23, 2022, as amended by Amendment No. 1 to the Bylaws adopted May 1, 2024; and

(h)	certain resolutions and actions of the Board of Directors of the Company relating to the issuance of the Securities and registration of the Securities under the Securities Act.

We have obtained from officers and agents of the Company, and have relied upon, such certificates, representations, and assurances as we have deemed necessary and appropriate for purposes of rendering this opinion letter. We have also examined such other corporate documents, records, certificates, and instruments (collectively with the documents identified in (a) through (h) above, the “Documents”) as we deem necessary or advisable to render the opinions set forth herein.

In our examination, we have assumed:

(a)	the legal capacity of all natural persons executing the Documents;

(b)	the genuineness of all signatures on the Documents;

(c)	the authenticity of all Documents submitted to us as originals, and the conformity to original documents of all Documents submitted to us as copies;

(d)	that the parties to such Documents, other than the Company, had the power, corporate or other, to enter into and perform all obligations thereunder;

(e)	other than with respect to the Company, the due authorization by all requisite action, corporate or other, of the Documents;

(f)	the execution, delivery, and performance by all parties of the Documents; and

(g)	that all Documents are valid, binding, and enforceable against the parties thereto.

Reticulate Micro, Inc.

July 17, 2024

We have relied upon the accuracy and completeness of the information, factual matters, representations, and warranties contained in such Documents. We note that the Company has reserved, and assume that it will continue to reserve, sufficient authorized shares of Class A Common Stock to allow for the issuance of the Warrant Shares, the Selling Agent Shares, and the Selling Agent Warrant Shares

The opinions expressed below are limited to the matters specifically set forth herein and no other opinion shall be inferred beyond the matters expressly stated. We disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed for purposes of delivering these opinions expressed herein or any changes in applicable law that may come to our attention after the date the Offering Statement is qualified.

On the basis of the foregoing and in reliance thereon, we are of the opinion that:

(a)	the issuance of the Shares has been duly authorized and upon issuance in accordance with the terms of the Subscription Agreement, the Shares will be validly issued, fully paid, and nonassessable;

(b)	the issuance of the Warrant Shares has been duly authorized and upon issuance in accordance with the terms of the Warrants, the Warrant Shares will be validly issued, fully paid, and nonassessable;

(c)	the issuance of the Selling Agent Shares has been duly authorized and upon issuance in accordance with the terms of the Selling Agency Agreement, the Selling Agent Shares will be validly issued, fully paid, and nonassessable; and,

(d)	the issuance of the Selling Agent Warrant Shares has been duly authorized and upon issuance in accordance with the terms of the Selling Agent Warrants, the Selling Agent Warrant Shares will be validly issued, fully paid, and nonassessable.

While certain members of this firm are admitted to practice in certain jurisdictions other than Nevada, in rendering the foregoing opinions we have not examined the laws of any jurisdiction other than Nevada. Accordingly, we express no opinion regarding the effect of the laws of any other jurisdiction or state, including any federal laws. The opinions we express herein are limited solely to the laws of the State of Nevada, other than the securities laws and regulations of the State of Nevada as to which we express no opinion.

We hereby consent to the filing of this opinion as an exhibit to the Offering Statement and we consent to the reference of our name under the caption “Legal Matters” in the Offering Statement. In giving the foregoing consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Fennemore Craig, P.C.
Fennemore Craig, P.C.